UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 31, 2005

Date of Report (Date of earliest event reported)

Harrah’s Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Harrah’s Court Las Vegas, Nevada 89119
(Address of principal executive offices) (Zip Code)

(702) 407-6000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry Into a Material Definitive Agreement.

The Registrant’s wholly-owned subsidiary, Harrah’s Operating Company, Inc., has amended the terms and has increased the borrowing capacity of its bank credit facilities pursuant to a Second Amended and Restated Credit Agreement, dated January 31, 2005 and entered into by and among the lenders, Harrah’s Operating Company, Inc., as Borrower, and the Registrant, as Guarantor.  The amended and restated agreement converts the previous $2.5 billion revolving credit facility to a $4 billion revolving credit facility, provides for a further increase in borrowing capacity to $5 billion, lowers the interest rate to LIBOR plus 87.5 basis points, and maintains a maturity of April 23, 2009.  It will become effective upon satisfaction of various closing conditions, including the closing of the Registrant’s acquistion of Caesars Entertainment, Inc., which is expected to occur in the second quarter of 2005.

In regards to the facility, Bank of America and Wells Fargo Bank were Joint Lead Arrangers and Joint Book Managers, Deutsche Bank Trust Company Americas acted as Syndication Agent, Citicorp USA, Inc., JPMorgan Chase Bank, Wells Fargo Bank, N.A., and The Royal Bank of Scotland, PLC acted as Co-Documentation Agents and Bank of America acted as Administrative Agent.

For additional information concerning the foregoing, a copy of the press release dated February 1, 2005 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                     Financial Statements and Exhibits.

(c)	Exhibits

10.1

Second Amended and Restated Credit Agreement, dated as of January 31, 2005 among Harrah’s Entertainment, Inc. as Guarantor, Harrah’s Operating Company, Inc. as Borrower, The Lenders, Syndication Agent and Co-Documentation Agents Herein Named and Bank of America, N.A., as Administrative Agent, and Banc of America Securities LLC and Wells Fargo Bank, National Association, as Joint Lead Arrangers and Joint Book Managers

	99.1	Text of press release, dated February 1, 2005, of the Registrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRAH’S ENTERTAINMENT, INC.

Date: February 3, 2005	By:	/s/ STEPHEN H. BRAMMELL
Name: Stephen H. Brammell
Title: Senior Vice President, General Counsel, and Secretary